SEITEL

FOR IMMEDIATE RELEASE

Contact: William Restrepo

713-881-8900

SEITEL ANNOUNCES SECOND QUARTER REVENUE AND CASH RESALES

Schedules Conference Call

HOUSTON, July 7, 2009 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today announced that, based on preliminary information, total revenue for the quarter ended June 30, 2009, is expected to be $21.3 million, a 52% decrease from total revenue of $44.7 million for the same period last year.  Cash resales for the second quarter of 2009 were $7.2 million, down 78% from the same quarter of last year and down 28% on a sequential basis.  Seitel's cash resales reflected decreases throughout all of our geographical areas, with both large and small clients curtailing their expenditures on data from our library.  The absence of large licensing deals and the low number of library card contracts continue to hurt our licensing revenue.  Cash resales fell year-on-year by 79% and 74% in the U.S. and Canada, respectively.  For the six month period, Seitel's cash resales were $17.2 million, down $35.3 million or 67% as compared to 2008.

We believe that the drop in our cash resales has been driven by weak prices for natural gas, further exacerbated by the economic uncertainty and tough credit markets that have triggered a sharp reduction in exploration spending in the U.S. and Canada.  North American drilling activity continued to fall during the second quarter, with the average year to date rig count dropping by 38% compared to the same period of last year.  Despite this sharp reduction in drilling activity, we believe that production of natural gas has not fallen significantly and continues to exceed current demand.  We have seen no indications at this point that our industry environment will improve materially in the near term or that our resales will increase.  Nonetheless, we expect that lower drilling activity will have an impact on natural gas production in the medium term, and that drilling and production costs in North America will continue to fall. The resulting tighter natural gas storage and improved returns for our customers should stimulate drilling activity and improve our licensing revenue to levels more in line with historical results.

On June 30, 2009, our cash balances stood at approximately $28.7 million.   The company is not in compliance with the covenants on its undrawn $25 million Wells Fargo Foothill credit facility.  We are still in discussions with our bank on the status of the credit facility.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss second quarter results for 2009 on Thursday, August 13, 2009 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 888-396-2384, passcode Seitel. A copy of the company's press release announcing second quarter results, and any other financial information about the period to be presented in the conference call, will be available at the Investor Relations section of the company's website at http://www.seitel-inc.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel's data products and services are critical for oil and gas exploration and the development and management of hydrocarbon reserves by E&P companies. Seitel owns an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 41,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The Press Release contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," or "anticipates" or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes the non-GAAP financial measure, cash resales, for which the most comparable GAAP measure is total revenue.

CASH RESALES

Cash resales represent licensing contracts from our seismic data library payable in cash. We believe this measure is helpful in determining the level of cash from operations available for cash operating expenses, debt service and unfunded capital expenditures. The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, total revenue (in millions):

	Three Months Ended			Six Months Ended
	March 31,	June 30,	June 30,	June 30,	June 30,
	2009	2009 (a)	2008	2009 (a)	2008

Cash resales	$10.0	$7.2	$32.7	$17.2	$52.5

Add other revenue components not included in cash resales:
Acquisition revenue	18.0	8.2	12.5	26.3	31.0
Non-cash resale licensing
revenue	5.3	4.8	(2.5)	10.1	5.0
Solutions and other	1.4	1.1	2.0	2.5	3.6

Total revenue	$34.7	$21.3	$44.7	$56.1	$92.1

  Based on preliminary information.

The following table summarizes the percentage decrease between the periods indicated for cash resales and total revenue:

	1Q09 to	2Q08 to	YTD 08 to
	2Q09	2Q09	YTD 09

Cash resales	(28%)	(78%)	(67%)
Total revenue	(38%)	(52%)	(39%)
U.S. cash resales		(79%)
U.S. total revenue		(45%)
Canada cash resales		(74%)
Canada total revenue		(72%)